Exhibit 99.1
For immediate release
Beyond Meat® Reports Fourth Quarter and Full Year 2023 Financial Results

EL SEGUNDO, Calif. — February 27, 2024 (GLOBE NEWSWIRE)—Beyond Meat, Inc. (NASDAQ: BYND) (“Beyond Meat” or “the Company”), a leader in plant-based meat, today reported financial results for its fourth quarter and full year ended December 31, 2023.
Fourth Quarter 2023 Financial Highlights1
•Net revenues were $73.7 million, a decrease of 7.8% year-over-year.

•Gross profit was a loss of $83.9 million, or gross margin of -113.8%, compared to a loss of $2.9 million, or gross margin of -3.7%, in the year-ago period.

◦Gross profit and gross margin were negatively impacted by certain non-cash charges totaling $78.0 million, consisting of $67.5 million associated with the Company’s global operations review announced in November 2023 (the “Global Operations Review”), and $10.5 million from other specific non-cash charges.

◦Gross profit and gross margin included the impact from a change in the Company’s accounting estimate associated with the estimated useful lives of its large manufacturing equipment made in the first quarter of 2023, which reduced COGS depreciation expense by approximately $4.3 million, or 5.2 percentage points of gross margin, relative to depreciation expense utilizing the Company’s previous estimated useful lives.

•Net loss was $155.1 million, or $2.40 per common share, compared to net loss of $66.9 million, or $1.05 per common share, in the year-ago period.

◦Net loss was negatively impacted by certain non-cash charges totaling $95.6 million, consisting of $85.1 million associated with the Global Operations Review, and $10.5 million from other specific non-cash charges.

•Adjusted EBITDA was a loss of $125.1 million, or -169.9% of net revenues, compared to an Adjusted EBITDA loss of $56.5 million, or -70.7% of net revenues, in the year-ago period.

1 This release includes references to non-GAAP financial measures. Refer to “Non-GAAP Financial Measures” later in this release for the definitions of the non-GAAP financial measures presented and a reconciliation of these measures to their closest comparable GAAP measures.

Full Year 2023 Financial Highlights1

•Net revenues were $343.4 million, a decrease of 18.0% year-over-year.

•Gross profit was a loss of $82.7 million, or gross margin of -24.1%, compared to a loss of $23.7 million, or gross margin of -5.7%, in the year-ago period.

◦Gross profit and gross margin were negatively impacted by certain non-cash charges totaling $78.0 million, consisting of $67.5 million associated with the Global Operations Review, and $10.5 million from other specific non-cash charges.

◦Gross profit and gross margin included the impact from a change in the Company’s accounting estimate associated with the estimated useful lives of its large manufacturing equipment made in the first quarter of 2023, which reduced COGS depreciation expense by approximately $19.0 million, or 23.0 percentage points of gross margin, relative to depreciation expense utilizing the Company’s previous estimated useful lives.

•Net loss was $338.1 million, or $5.26 per common share, compared to net loss of $366.1 million, or $5.75 per common share, in the year-ago period.

◦Net loss was negatively impacted by certain non-cash charges totaling $95.6 million, consisting of $85.1 million associated with the Global Operations Review, and $10.5 million from other specific non-cash charges.

•Adjusted EBITDA was a loss of $269.2 million, or -78.4% of net revenues, compared to an Adjusted EBITDA loss of $278.0 million, or -66.4% of net revenues, in the year-ago period.

Beyond Meat President and CEO Ethan Brown commented, “In 2023, Beyond Meat undertook extensive initiatives to reset the business toward sustainable operations and, ultimately, profitable growth. Much of this reset is now coming into view. Our 2024 plan includes taking steps to steeply reduce operating expense and cash use; pricing actions and the right-sizing of our production footprint, both in support of margin expansion; a years-in-the-making core platform renovation in Beyond IV that delivers superior health benefits and taste; and, following the announcement and initiation of our Global Operations Review, taking certain non-cash charges pertaining to inventory and assets that are no longer consistent with our path to profitability. We believe these sweeping changes, together with measures we plan to pursue this year to bolster our balance sheet, will strengthen our near-term operations as we pursue our vision of being the global protein company of the future.”

Fourth Quarter 2023
Net revenues decreased 7.8% to $73.7 million in the fourth quarter of 2023, compared to $79.9 million in the year-ago period. The decrease in net revenues was driven by a 14.6% decrease in net revenue per pound, partially offset by an 8.0% increase in volume of products sold. The decrease in net revenue per pound was primarily driven by changes in product sales mix and increased trade discounts, partially offset by favorable changes in foreign currency exchange rates. The increase in volume of products sold was primarily driven by sales to international retail and foodservice channels, partially offset by a decrease in volume of products sold in U.S. retail and foodservice channels, primarily due to weak category demand.

U.S. retail channel net revenues decreased 22.6% to $32.1 million in the fourth quarter of 2023, compared to $41.4 million in the year-ago period, primarily due to a 16.9% decrease in net revenue per pound and a 6.8% decrease in volume of products sold, primarily reflecting weak category demand. The decrease in net revenue per pound was primarily driven by changes in product sales mix and higher trade discounts.

U.S. foodservice channel net revenues decreased 25.9% to $10.7 million in the fourth quarter of 2023, compared to $14.4 million in the year-ago period, primarily due to a 23.6% decrease in volume of products sold, primarily reflecting the cycling of sales to a large Quick Service Restaurant (“QSR”) customer for a limited time offering in the year-ago period which did not repeat in the fourth quarter of 2023, and a 3.1% decrease in net revenue per pound. The decrease in net revenue per pound primarily reflected higher trade discounts, partially offset by changes in product sales mix.

International retail channel net revenues increased 22.1% to $13.3 million in the fourth quarter of 2023, compared to $10.9 million in the year-ago period, primarily due to a 22.6% increase in volume of products sold, mainly reflecting sales from new product introductions, partially offset by a 0.4% decrease in net revenue per pound. The decrease in net revenue per pound primarily reflected higher trade discounts, and changes in pricing and product sales mix, partially offset by favorable changes in foreign currency exchange rates.

International foodservice channel net revenues increased 33.7% to $17.6 million in the fourth quarter of 2023, compared to $13.2 million in the year-ago period, primarily due to a 52.6% increase in volume of products sold, mainly reflecting strong sales to a large QSR customer in the EU, partially offset by a 12.4% decrease in net revenue per pound. The decrease in net revenue per pound primarily reflected higher trade discounts and changes in product sales mix, partially offset by favorable changes in foreign currency exchange rates.

Net revenues by channel (unaudited):
The following tables present the Company’s net revenues by channel for the periods presented:

	Three Months Ended December 31,		Change
(in thousands)	2023	2022	Amount	%
U.S.:
Retail	$32,073	$41,446	$(9,373)	(22.6)%
Foodservice	10,673	14,413	(3,740)	(25.9)%
U.S. net revenues	42,746	55,859	(13,113)	(23.5)%
International:
Retail	$13,286	$10,883	$2,403	22.1%
Foodservice	17,647	13,196	4,451	33.7%
International net revenues	30,933	24,079	6,854	28.5%
Net revenues	$73,679	$79,938	$(6,259)	(7.8)%

	Year Ended December 31,		Change
(in thousands)	2023	2022	Amount	%
U.S.:
Retail	$155,240	$234,744	$(79,504)	(33.9)%
Foodservice	50,647	69,289	(18,642)	(26.9)%
U.S. net revenues	205,887	304,033	(98,146)	(32.3)%
International:
Retail	$61,723	$60,907	$816	1.3%
Foodservice	75,766	53,993	21,773	40.3%
International net revenues	137,489	114,900	22,589	19.7%
Net revenues	$343,376	$418,933	$(75,557)	(18.0)%

Volume of products sold by channel (unaudited):
The following table presents consolidated volume of the Company’s products sold in pounds for the periods presented:

	Three Months Ended December 31,		Change		Year Ended December 31,		Change
(in thousands)	2023	2022	Amount	%	2023	2022	Amount	%
U.S.:
Retail	6,907	7,413	(506)	(6.8)%	32,971	44,784	(11,813)	(26.4)%
Foodservice	2,057	2,691	(634)	(23.6)%	8,923	12,786	(3,863)	(30.2)%
International:
Retail	3,041	2,480	561	22.6%	13,909	13,435	474	3.5%
Foodservice	5,408	3,543	1,865	52.6%	22,272	13,951	8,321	59.6%
Volume of products sold	17,413	16,127	1,286	8.0%	78,075	84,956	(6,881)	(8.1)%

Gross profit in the fourth quarter of 2023 was a loss of $83.9 million, or gross margin of -113.8%, compared to a loss of $2.9 million, or gross margin of -3.7%, in the year-ago period. Gross profit and gross margin were negatively impacted by certain non-cash charges totaling $78.0 million, consisting of $67.5 million associated with the Global Operations Review, summarized in the table below, and $10.5 million from other specific non-cash charges, driven mainly by additional provision for excess and obsolete inventory associated with a large QSR customer, and the write-off of a prepaid fee resulting from the termination of a co-manufacturing agreement. Gross profit and gross margin also decreased due to lower net revenue per pound, partially offset by lower logistics costs per pound and increase in volume of products sold.
Operating expenses were $76.9 million in the fourth quarter of 2023 compared to $62.8 million in the year-ago period. The increase in operating expenses was primarily due to certain non-cash charges totaling $17.6 million associated with the Global Operations Review, summarized in the table below, and higher consulting fees, partially offset by reduced non-production headcount expenses, reduced restructuring expenses, reduced scale-up expenses and reduced selling expenses.
Loss from operations in the fourth quarter of 2023 was $160.8 million compared to $65.7 million in the year-ago period. The increase in loss from operations was primarily driven by the reduction in gross profit and higher selling, general and administrative (“SG&A”) expenses, partially offset by lower research and development expenses.
The following table summarizes the non-cash charges recorded in the Company’s consolidated statement of operations for the three months and year ended December 31, 2023 as a result of the Global Operations Review (unaudited):

(in thousands)
Non-cash charges recorded in cost of goods sold:
Incremental provision for excess and obsolete inventory(1)	$38,645
Accelerated depreciation on planned write-offs or disposals of fixed assets(2)	23,860
Write-off of prepaid raw materials cost	5,000
Total non-cash charges recorded in cost of goods sold	$67,505
Non-cash charges recorded in operating expenses:
Accelerated depreciation on planned write-offs or disposals of fixed assets recorded in research and development expenses	$962
Loss on sale and write-down of fixed assets recorded in SG&A expenses to fair value	16,639
Total non-cash charges recorded in operating expenses	$17,601
Total	$85,106
___________
(1) Includes $16.3 million associated with Beyond Meat Jerky. As part of its Global Operations Review, the Company made the decision to discontinue the Beyond Meat Jerky product line.
(2) Includes $3.6 million associated with Beyond Meat Jerky fixed assets.

Net loss was $155.1 million in the fourth quarter of 2023 compared to net loss of $66.9 million in the year-ago period. Net loss per common share was $2.40 in the fourth quarter of 2023 compared to $1.05 in the year-ago period. The increase in net loss was primarily driven by the increase in loss from operations and a reduction in total other income, net, partially offset by a reduction in losses related to the Company’s joint venture with PepsiCo, Inc., The Planet Partnership, LLC (“TPP”).
Adjusted EBITDA was a loss of $125.1 million, or -169.9% of net revenues, in the fourth quarter of 2023, compared to an Adjusted EBITDA loss of $56.5 million, or -70.7% of net revenues, in the year-ago period.
Balance Sheet and Cash Flow Highlights
The Company’s cash and cash equivalents balance, including restricted cash, was $205.9 million and total outstanding debt was $1.1 billion as of December 31, 2023. Net cash used in operating activities was $107.8 million in the year ended December 31, 2023, compared to $320.2 million in the year-ago period. Capital expenditures totaled $10.6 million in the year ended December 31, 2023, compared to $70.5 million in the year-ago period. Net cash used in investing activities was $9.5 million in the year ended December 31, 2023, compared to $87.5 million in the year-ago period. Net cash used in investing activities in the year ended December 31, 2023 included $3.3 million in investment in TPP, partially offset by $4.3 million in proceeds from sales of certain fixed assets.

2024 Outlook
The Company's operating environment continues to be affected by uncertainty related to macroeconomic issues including: ongoing, further weakened demand in the plant-based meat category, inflation and higher interest rates and concerns about the likelihood of a recession, among other things, all of which could have unforeseen impacts on the Company’s actual realized results. Based on management's best assessment of the environment today, the Company is providing the following outlook for the full year 2024:
•Net revenues are expected to be in the range of $315 million to $345 million. Net revenues for the first quarter of 2024 are expected to be in the range of $70 million to $75 million.
•Gross margin is expected to be in the mid to high teens range for the full year 2024, and is expected to be higher in the second half of the year relative to the first half.
•Operating expenses are expected to be in the range of $170 million to $190 million, weighted slightly more towards the first half of the year.
•Capital expenditures are expected to be in the range of $15 million to $25 million.

Total distribution points by channel (unaudited):
The following table presents the approximate number of distribution outlets by channel for the periods presented:

	Q3 2022	Q4 2022	Q1 2023	Q2 2023	Q3 2023	Q4 2023
U.S.:
Retail(1)	34,000	34,000	33,000	33,000	33,000	32,000
Foodservice	42,000	43,000	42,000	41,000	42,000	41,000
International:
Retail	35,000	35,000	36,000	36,000	36,000	36,000
Foodservice	33,000	34,000	35,000	34,000	26,000	24,000
Total distribution points(2)	144,000	146,000	146,000	144,000	137,000	133,000
___________
(1) Excludes U.S. Retail outlets unique to Beyond Meat Jerky. As of December 2023, total U.S. Retail outlets unique to Beyond Meat Jerky were approximately 44,000 on a rolling 52-week basis, or approximately 2,300 on a rolling 12-week basis. As part of its Global Operations Review, the Company made the decision to discontinue the Beyond Meat Jerky product line. All prior periods have been revised to conform to the current period presentation.
(2) The number of retail and foodservice outlets where Beyond Meat branded products are available was derived from rolling 52-week data as of December 2023 and excludes outlets unique to Beyond Meat Jerky. All prior periods have been revised to conform to the current period presentation.

Conference Call and Webcast
The Company will host a conference call to discuss these results at 5:00 p.m. Eastern, 2:00 p.m. Pacific. Investors interested in participating in the live call can dial 412-902-4255 which will be answered by an operator or by clicking the Call me™ weblink and entering the Call me™ Passcode = 7573328. There will also be a simultaneous, live webcast available on the Investors section of the Company’s website at www.beyondmeat.com. The webcast will also be archived.

About Beyond Meat
Beyond Meat, Inc. (NASDAQ: BYND) is a leading plant-based meat company offering a portfolio of revolutionary plant-based meats made from simple ingredients without GMOs, no added hormones or antibiotics, and 0 mg of cholesterol per serving. Founded in 2009, Beyond Meat products are designed to have the same taste and texture as animal-based meat while being better for people and the planet. Beyond Meat’s brand promise, Eat What You Love®, represents a strong belief that there is a better way to feed our future and that the positive choices we all make, no matter how small, can have a great impact on our personal health and the health of our planet. By shifting from animal-based meat to plant-based protein, we can positively impact four growing global issues: human health, climate change, constraints on natural resources and animal welfare. Visit www.BeyondMeat.com and follow @BeyondMeat, #BeyondBurger and #GoBeyond on Facebook, Instagram, Threads, X (formerly Twitter) and TikTok.

Forward-Looking Statements

Certain statements in this release constitute “forward-looking statements" within the meaning of the federal securities laws, including statements related to the Company’s expectations with respect to its 2024 full year outlook, global operations review and initiatives focused on narrowing our commercial focus to certain growth opportunities and accelerating activities that prioritize profit improvement, gross margin expansion and cash-accretive measures to further reduce our operating expenses and reset our business trajectory, including the launch of Beyond IV, pricing actions and substantial increases in our production efficiencies, strategy to drive steep reductions in operating expenses and cash use and critical measures to support cash-accretive inventory reduction. The Company may be unable to realize the contemplated benefits in connection with the global operations review and initiatives focused on narrowing our commercial focus to certain growth opportunities and accelerating activities that prioritize profit improvement, gross margin expansion and cash-accretive measures to further reduce our operating expenses and reset our business trajectory, including the launch of Beyond IV, pricing actions and substantial increases in our production efficiencies, strategy to drive steep reductions in operating expenses and cash use and critical measures to support cash-accretive inventory reduction, which may have an adverse impact on the Company’s performance.

Forward-looking statements are based on management's current opinions, expectations, beliefs, plans, objectives, assumptions and projections regarding financial performance, prospects, future events and future results, including ongoing uncertainty related to macroeconomic issues, including inflation and higher interest rates, prolonged, weakening demand in the plant-based meat category, ongoing concerns about the likelihood of a recession, increased competition, supply chain disruptions and challenges related to labor availability, among other matters, and involve known and unknown risks that are difficult to predict. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “outlook,” “potential,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. These forward-looking statements are only predictions, not historical fact, and involve certain risks and uncertainties, as well as assumptions. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which or whether, such performance or results will be achieved. Actual results, levels of activity, performance, achievements and events could differ materially from those stated, anticipated or implied by such forward-looking statements. While Beyond Meat believes that its assumptions are reasonable, it is very difficult to predict the impact of known factors, and, of course, it is impossible to anticipate all factors that could affect actual results. There are many risks and uncertainties that could cause actual results to differ materially from forward-looking statements made herein including, but not limited to, the impact of inflation and higher interest rates across the economy, including higher food, grocery, raw materials, transportation, energy, labor and fuel costs; a continued decrease in demand, and the underlying factors negatively impacting demand, in the plant-based meat category; risks and uncertainties related to certain cost-reduction initiatives, cost structure improvements, workforce reductions and executive leadership changes, and the timing and success of reducing operating expenses and achieving certain financial goals and cash flow positive objectives; the timing and success of narrowing our commercial focus to certain growth opportunities; accelerating activities that prioritize gross margin expansion and cash generation, including as part of our Global Operations Review; changes to our pricing architecture within certain channels; and accelerated, cash-accretive inventory reduction initiatives; our ability to successfully execute our Global Operations Review, including the exit of select product lines; the impact of non-cash charges such as inventory provisions, accelerated depreciation on write-offs and disposals of fixed assets, and losses on sale and write-down of fixed assets; further optimization of our manufacturing capacity and real estate footprint; and the continued review of our operations in China; the impact of adverse and uncertain economic and political conditions in the U.S. and international markets, including concerns about the likelihood of an economic recession, downturn or periods of rising or high inflation; reduced consumer confidence and changes in consumer spending, including spending to purchase our products, and negative trends in consumer purchasing patterns due to levels of consumers’ disposable income, credit availability and debt levels, and economic conditions, including due to recessionary and inflationary pressures; our inability to properly manage and ultimately sell our inventory in a timely manner, which could require us to sell our products through liquidation channels at lower prices, write-down or write-off obsolete inventory, or increase inventory reserves; any future impairment charges, including due to any future changes in estimates, judgments or assumptions, failure to achieve forecasted operating results, weakness in the economic environment, changes in market conditions and/or declines in our market capitalization; the sufficiency of our cash and cash equivalents to meet our liquidity needs, including estimates of our expenses, future revenues, capital expenditures, capital requirements and our needs for, and ability to obtain, additional financing, if at all; our ability to accurately predict consumer taste preferences, trends and demand and successfully innovate, introduce and commercialize new products and improve existing products, including in new geographic markets; the effects of competitive activity from our market competitors and new market entrants; disruption to, and the impact of uncertainty in, our domestic and international supply chain, including labor shortages and disruption, shipping delays and disruption, and the impact of cyber incidents at suppliers and vendors; our ability to streamline operations and improve cost efficiencies, which could result in the contraction of our business and the implementation of significant cost cutting measures such as further downsizing and exiting certain operations, including product lines, domestically and/or abroad; the impact of uncertainty as a result of doing business in China and Europe, including as a result of our review of our operations in China; the volatility of or inability to access the capital markets, including due to macroeconomic factors, our loss of well-known seasoned issuer status, geopolitical tensions or the outbreak of hostilities or war - for example, the war in Ukraine and the conflict in Israel, Gaza and surrounding areas; changes in the retail landscape, including our ability to maintain and expand our distribution footprint, the timing, success and level of trade and promotion discounts, our ability to maintain and grow market share and increase household penetration, repeat purchases, buying rates (amount spent per buyer) and purchase frequency, and our ability to maintain and increase sales velocity of our products; changes in the foodservice landscape, including the timing, success and level of marketing and other financial incentives to assist in the promotion of our products, our ability to maintain and grow market share and attract and retain new foodservice customers or retain existing foodservice customers, and our ability to introduce and sustain offering of our products on menus; the timing and success of distribution expansion and new product introductions in increasing revenues and market share; the timing and success of strategic QSR partnership launches and limited time offerings resulting in permanent menu items; foreign exchange rate fluctuations; our ability to identify and execute cost-down initiatives intended to improve our profitability; the effectiveness of our business systems and processes; our estimates of the size of our market opportunities and ability to accurately forecast market growth; our ability to effectively optimize our manufacturing and production capacity, and real estate footprint, including consolidating manufacturing facilities and production lines, exiting co-manufacturing arrangements and effectively managing capacity for specific products with shifts in demand; risks associated with underutilization of capacity which could give rise to increased costs per unit, underutilization fees, termination fees and other costs to exit certain supply chain arrangements and product lines and/or the write-down or write-off of certain equipment and other fixed assets; our ability to accurately forecast our future results of operations and financial goals or targets, including as a result of fluctuations in demand for our products and in the plant-based meat category generally and increased competition; our ability to accurately forecast demand for our products and manage our inventory, including the impact of customer orders ahead of holidays and shelf reset activities, customer and distributor changes and buying patterns, such as reductions in targeted inventory levels, and supply chain and labor disruptions, including due to the impact of cyber incidents at suppliers and vendors; our operational effectiveness and ability to fulfill orders in full and on time; variations in product selling prices and costs, the timing and success of changes to our pricing architecture within certain channels, and the mix of products sold; our ability to successfully enter new geographic markets, manage our international business and comply with any applicable laws and regulations, including risks associated with doing business in foreign countries, substantial investments in our manufacturing operations in China and the Netherlands, and our ability to comply with the U.S. Foreign Corrupt Practices Act or other anti-corruption laws; our ability to protect our brand against misinformation about our products and the plant-based meat category, real or perceived quality or health issues with our products, marketing campaigns aimed at generating negative publicity regarding our products and the plant-based meat category, including regarding the nutritional value of our products, and other issues that could adversely affect our brand and reputation;

the effects of global outbreaks of pandemics (such as the COVID-19 pandemic), epidemics or other public health crises, or fear of such crises; the success of our marketing initiatives and the ability to maintain and grow our brand awareness, maintain, protect and enhance our brand, attract and retain new customers and maintain and grow our market share, particularly while we are seeking to reduce our operating expenses; our ability to attract, maintain and effectively expand our relationships with key strategic foodservice partners; our ability to attract and retain our suppliers, distributors, co-manufacturers and customers; our ability to procure sufficient high-quality raw materials at competitive prices to manufacture our products; the availability of pea, other proteins and avocado oil that meet our standards; our ability to diversify the protein sources used for our products; our ability to differentiate and continuously create innovative products, respond to competitive innovation and achieve speed-to-market; our ability to successfully execute our strategic initiatives; the volatility associated with ingredient, packaging, transportation and other input costs; our ability to keep pace with technological changes impacting the development of our products and implementation of our business needs; significant disruption in, or breach in security of our or our suppliers’ or vendors’ information technology systems, and resultant interruptions in service and any related impact on our reputation, including data privacy, and any potential impact on our supply chain, including on customer demand, order fulfillment and lost sales, and the resulting timing and/or amount of net revenues recognized; the ability of our transportation providers to ship and deliver our products in a timely and cost effective manner; senior management and key personnel changes, the attraction, training and retention of qualified employees and key personnel and our ability to maintain our company culture; the effects of organizational changes including reductions-in-force and realignment of reporting structures; the success of operations conducted by joint ventures where we share ownership and management of a company with one or more parties who may not have the same goals, strategies or priorities as we do and where we do not receive all of the financial benefit; the impact of the discontinuation of the Beyond Meat Jerky product line; risks related to use of a professional employer organization to administer human resources, payroll and employee benefits functions for certain of our international employees, and use of certain third party service providers for the performance of several business operations including payroll and human capital management services; the impact of potential workplace hazards; the effects of natural or man-made catastrophic or severe weather events, including events brought on by climate change, particularly involving our or any of our co-manufacturers’ manufacturing facilities, our suppliers’ facilities or any other vital aspects of our supply chain; the effectiveness of our internal controls; accounting estimates based on judgment and assumptions that may differ from actual results; the requirements of being a public company and effects of increased administrative costs related to compliance and reporting obligations; risks related to our debt, including our ability to repay our indebtedness, limitations on our cash flow from operations and our ability to satisfy our obligations under the convertible senior notes; our ability to raise the funds necessary to repurchase the convertible senior notes for cash, under certain circumstances, or to pay any cash amounts due upon conversion;

provisions in the indenture governing the convertible senior notes delaying or preventing an otherwise beneficial takeover of us; and any adverse impact on our reported financial condition and results from the accounting methods for the convertible senior notes; our ability to meet our obligations under our El Segundo Campus and Innovation Center (“Campus Headquarters”) lease, the timing of occupancy and completion of the build-out of our space, cost overruns, delays, the impact of workforce reductions or other cost-reduction initiatives on our space demands, and the timing and success of subleasing excess space at our Campus Headquarters; our ability to meet our obligations under leases for our corporate offices, manufacturing facilities and warehouses, or risks related to excess space capacity under our leases due to workforce reductions or other cost-reduction initiatives; changes in laws and government regulation affecting our business, including the U.S. Food and Drug Administration and the U.S. Federal Trade Commission governmental regulation, and state, local and foreign regulation; new or pending legislation, or changes in laws, regulations or policies of governmental agencies or regulators, both in the U.S. and abroad, affecting plant-based meat, the labeling or naming of our products, or our brand name or logo; the failure of acquisitions and other investments to be efficiently integrated and produce the results we anticipate; risks inherent in investment in real estate; adverse developments affecting the financial services industry; the financial condition of, and our relationships with our suppliers, co-manufacturers, distributors, retailers, and foodservice customers, and their future decisions regarding their relationships with us; our ability and the ability of our suppliers and co-manufacturers to comply with food safety, environmental or other laws or regulations and the impact of any non-compliance on our operations, brand reputation and ability to fulfill customer orders in full and on time; seasonality, including increased levels of purchasing by customers ahead of holidays, customer shelf reset activity and the timing of product restocking by our retail customers; the impact of increased scrutiny from a variety of stakeholders, institutional investors and governmental bodies on environmental, social and governance (“ESG”) practices, including expanding mandatory and voluntary reporting, diligence and disclosure on ESG matters; the outcomes of legal or administrative proceedings, or new legal or administrative proceedings filed against us; our, our suppliers’ and our co-manufacturers’ ability to protect our proprietary technology, intellectual property and trade secrets adequately; the impact of tariffs and trade wars; the impact of changes in tax laws; and the risks discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on March 1, 2023, the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2023 filed with the SEC on November 9, 2023, and the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 to be filed with the SEC, as well as other factors described from time to time in the Company's filings with the SEC. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above. Such forward-looking statements are made only as of the date of this release. Beyond Meat undertakes no obligation to publicly update or revise any forward-looking statement because of new information, future events, changes in assumptions or otherwise, except to the extent required by applicable laws. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements.

Non-GAAP Financial Measures

The Company refers to certain financial measures that are not recognized under U.S. generally accepted accounting principles (GAAP) in this press release, including: Adjusted EBITDA and Adjusted EBITDA as a % of net revenues. See “Non-GAAP Financial Measures” below for additional information and reconciliations of such non-GAAP financial measures.

Availability of Information on Beyond Meat’s Website and Social Media Channels
Investors and others should note that Beyond Meat routinely announces material information to investors and the marketplace using SEC filings, press releases, public conference calls, webcasts and the Beyond Meat Investor Relations website. We also intend to use certain social media channels as a means of disclosing information about us and our products to consumers, our customers, investors and the public (e.g., @BeyondMeat, #BeyondBurger and #GoBeyond on Facebook, Instagram, Threads and X (formerly Twitter), and @BeyondMeatOfficial on TikTok). The information posted on social media channels is not incorporated by reference in this press release or in any other report or document we file with the SEC. While not all of the information that the Company posts to the Beyond Meat Investor Relations website or to social media accounts is of a material nature, some information could be deemed to be material. Accordingly, the Company encourages investors, the media and others interested in Beyond Meat to review the information that it shares at the “Investors” link located at the bottom of the Company’s webpage at https://investors.beyondmeat.com/investor-relations and to sign up for and regularly follow the Company’s social media accounts. Users may automatically receive email alerts and other information about the Company when enrolling an email address by visiting “Request Email Alerts” in the “Investors” section of Beyond Meat’s website at https://investors.beyondmeat.com/investor-relations.

Contacts
Media:
Shira Zackai
shira.zackai@beyondmeat.com

Investors:
Raphael Gross
beyondmeat@icrinc.com

BEYOND MEAT, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	December 31, 2023	December 31, 2022	2023	2022
Net revenues	$73,679	$79,938	$343,376	$418,933
Cost of goods sold	157,538	82,869	426,031	442,676
Gross (loss) profit	(83,859)	(2,931)	(82,655)	(23,743)
Research and development expenses	9,207	12,971	39,530	62,264
Selling, general and administrative expenses	67,737	46,881	220,344	239,505
Restructuring expenses (income)	—	2,938	(631)	17,259
Total operating expenses	76,944	62,790	259,243	319,028
Loss from operations	(160,803)	(65,721)	(341,898)	(342,771)
Other income (expense), net:
Interest expense	(988)	(793)	(3,955)	(3,966)
Other, net	6,719	7,757	11,616	(420)
Total other income (expense), net	5,731	6,964	7,661	(4,386)
Loss before taxes	(155,072)	(58,757)	(334,237)	(347,157)
Income tax expense	—	11	5	32
Equity in losses of unconsolidated joint venture	38	8,099	3,902	18,948
Net loss	$(155,110)	$(66,867)	$(338,144)	$(366,137)
Net loss per share available to common stockholders—basic and diluted	$(2.40)	$(1.05)	$(5.26)	$(5.75)
Weighted average common shares outstanding—basic and diluted	64,556,557	63,751,119	64,300,099	63,622,432
Net loss per share available to common stockholders—diluted	$(2.40)	$(1.05)	$(5.26)	$(5.75)
Weighted average common shares outstanding—diluted	64,556,557	63,751,119	64,300,099	63,622,432

BEYOND MEAT, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except share and per share data)
(unaudited)

	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$190,505	$309,922
Restricted cash, current	2,830	—
Accounts receivable, net	31,730	34,198
Inventory	130,336	235,696
Prepaid expenses and other current assets	12,904	20,700
Assets held for sale	4,539	5,943
Total current assets	372,844	606,459
Restricted cash, non-current	12,600	12,627
Property, plant, and equipment, net	194,046	257,002
Operating lease right-of-use assets	130,460	87,595
Prepaid lease costs, non-current	61,635	85,472
Other non-current assets, net	1,192	10,744
Investment in unconsolidated joint venture	1,673	2,325
Total assets	$774,450	$1,062,224
Liabilities and stockholders’ (deficit) equity:
Current liabilities:
Accounts payable	$56,032	$55,300
Current portion of operating lease liabilities	3,677	3,812
Accrued expenses and other current liabilities	14,645	16,729
Total current liabilities	$74,354	$75,841
Long-term liabilities:
Convertible senior notes, net	$1,137,542	$1,133,608
Operating lease liabilities, net of current portion	75,648	55,854
Finance lease obligations and other long term liabilities	274	469
Total long-term liabilities	$1,213,464	$1,189,931
Commitments and contingencies
Convertible preferred stock:
Stockholders’ deficit:
Common stock, par value $0.0001 per share—500,000,000 shares authorized at December 31, 2023 and 2022; 64,624,140 and 63,773,982 shares issued and outstanding at December 31, 2023 and 2022, respectively	6	6
Additional paid-in capital	573,128	544,357
Accumulated deficit	(1,081,253)	(743,109)
Accumulated other comprehensive loss	(5,249)	(4,802)
Total stockholders’ deficit	$(513,368)	$(203,548)
Total liabilities and stockholders’ deficit	$774,450	$1,062,224

BEYOND MEAT, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)
(unaudited)
	Year Ended December 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(338,144)	$(366,137)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	48,094	32,582
Non-cash lease expense	8,140	5,167
Share-based compensation expense	29,098	33,857
Loss on sale and write-down of fixed assets	20,515	486
Amortization of debt issuance costs	3,934	3,934
Equity in losses of unconsolidated joint venture	3,902	18,948
Write-down of note receivable	3,795	—
Unrealized (gain) loss on foreign currency transactions	(1,822)	5,106

Net change in operating assets and liabilities:
Accounts receivable	2,717	9,063
Inventories	106,087	2,572
Prepaid expenses and other assets	12,873	11,595
Accounts payable	3,004	(10,826)
Accrued expenses and other current liabilities	(2,493)	(7,148)
Prepaid lease costs, non-current	(4,245)	(55,110)
Operating lease liabilities	(3,281)	(4,333)
Net cash used in operating activities	$(107,826)	$(320,244)
Cash flows from investing activities:
Purchases of property, plant and equipment	$(10,564)	$(70,475)
Proceeds from sale of fixed assets	4,323	—
Purchases of property, plant and equipment held for sale	—	(2,821)
Payments for investment in joint venture	(3,250)	(13,250)
Payment of security deposits	—	(981)
Net cash used in investing activities	$(9,491)	$(87,527)
(continued on the next page)

BEYOND MEAT, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)
(unaudited)
	Year Ended December 31,
	2023	2022
Cash flows from financing activities:
Principal payments under finance lease obligations	(223)	(210)
Proceeds from exercise of stock options	171	1,626
Payments of minimum withholding taxes on net share settlement of equity awards	(497)	(1,140)
Net cash (used in) provided by financing activities	$(549)	$276
Net decrease in cash, cash equivalents and restricted cash	$(117,866)	$(407,495)
Cash, cash equivalents and restricted cash at the beginning of the period	322,549	733,294
Effect of exchange rate changes on cash	1,252	(3,250)
Cash, cash equivalents and restricted cash at the end of the period	$205,935	$322,549

Supplemental disclosures of cash flow information:
Cash (received) paid during the period for:
Interest	$—	$10
Taxes	$(1)	$38
Non-cash investing and financing activities:
Non-cash additions to property, plant and equipment	$909	$3,507
Operating lease right-of-use assets obtained in exchange for lease liabilities	$36,400	$37,245
Reclassification of pre-paid lease costs to operating lease right-of-use assets	$28,082	$29,000
Non-cash addition to financing leases	$—	$280

Non-GAAP Financial Measures

Beyond Meat uses the non-GAAP financial measures set forth below in assessing its operating performance and in its financial communications. Management believes these non-GAAP financial measures provide useful additional information to investors about current trends in the Company's operations and are useful for period-over-period comparisons of operations. In addition, management uses these non-GAAP financial measures to assess operating performance and for business planning purposes. Management also believes these measures are widely used by investors, securities analysts, rating agencies and other parties in evaluating companies in our industry as a measure of our operational performance. These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures. In addition, these non-GAAP financial measures may not be computed in the same manner as similarly titled measures.
“Adjusted EBITDA” is defined as net loss adjusted to exclude, when applicable, income tax expense, interest expense, depreciation and amortization expense, restructuring expenses, share-based compensation expense, and Other, net, including interest income, and foreign currency transaction gains and losses.
“Adjusted EBITDA as a % of net revenues” is defined as Adjusted EBITDA divided by net revenues.
There are a number of limitations related to the use of Adjusted EBITDA and Adjusted EBITDA as a % of net revenues rather than their most directly comparable GAAP measures. Some of these limitations are:
•Adjusted EBITDA excludes depreciation and amortization expense and, although these are non-cash expenses, the assets being depreciated may have to be replaced in the future increasing our cash requirements;
•Adjusted EBITDA does not reflect interest expense, or the cash required to service our debt, which reduces cash available to us;
•Adjusted EBITDA does not reflect income tax payments that reduce cash available to us;
•Adjusted EBITDA does not reflect restructuring expenses that reduce cash available to us;
•Adjusted EBITDA does not reflect share-based compensation expense and therefore does not include all of our compensation costs;
•Adjusted EBITDA does not reflect Other, net, including interest income and foreign currency transaction gains and losses, that may increase or decrease cash available to us; and
•other companies, including companies in our industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

The following table presents the reconciliation of Adjusted EBITDA to its most comparable GAAP measure, net loss, as reported (unaudited):

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2023	2022	2023	2022
Net loss, as reported	$(155,110)	$(66,867)	$(338,144)	$(366,137)
Income tax expense	—	11	5	32
Interest expense	988	793	3,955	3,966
Depreciation and amortization expense	30,387	9,327	48,094	32,582
Restructuring expenses(1)	—	2,938	(631)	17,259
Share-based compensation expense	5,307	5,009	29,098	33,857
Other, net(2)(3)	(6,719)	(7,757)	(11,616)	420
Adjusted EBITDA	$(125,147)	$(56,546)	$(269,239)	$(278,021)
Net loss as a % of net revenues	(210.5)%	(83.6)%	(98.5)%	(87.4)%
Adjusted EBITDA as a % of net revenues	(169.9)%	(70.7)%	(78.4)%	(66.4)%
____________

(1)	Primarily comprised of legal and other expenses associated with the dispute with a co-manufacturer with whom an exclusive supply agreement was terminated in May 2017. On October 18, 2022, the parties to this dispute entered into a confidential written settlement agreement and mutual release related to this matter. In the year ended December 31, 2023, we recorded a credit of $(0.6) million, in restructuring expenses, primarily driven by a reversal of certain accruals.
(2)
Includes $4.4 and $5.6 million in net foreign currency transactions gains in the three months ended December 31, 2023 and 2022, respectively. Includes $1.1 million and $(4.9) million in net foreign currency transaction gains (losses) in the years ended December 31, 2023 and 2022, respectively.

(3)	Includes $2.4 million and $2.3 million in interest income in the three months ended December 31, 2023 and 2022, respectively. Includes $10.8 million and $4.5 million in interest income in the years ended December 31, 2023 and 2022, respectively.